Filed pursuant to Rule 424(b)(3) of the
                           Securities Act of 1933, as amended, with respect
                                     to Registration Statement No. 333-4226


          PROSPECTUS SUPPLEMENT
          To Proxy Statement-Prospectus dated June 28, 1996


                               ICG COMMUNICATIONS, INC.

                    39,970,232 Shares of ICG Communications, Inc.
                        Common Stock, $.01 par value per share

                          _________________________________


               This Prospectus Supplement relates to up to 39,970,232 shares of Common Stock, $.01 par value per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG"), issuable to the holders of common shares, no par value per share, of ICG Holdings (Canada), Inc., a Canadian federal corporation, formerly known as IntelCom Group Inc. ("Holdings-Canada"), in connection with the Arrangement (as defined below). This Prospectus Supplement is being issued by ICG for the purpose of providing additional information not previously included in the Proxy Statement-Prospectus dated June 28, 1996 (the "Prospectus") regarding (i) the consummation of the Arrangement, and (ii) ICG's results of operations for the fiscal year ended September 30, 1996.

               This Prospectus Supplement does not contain complete information about the Arrangement or the Common Stock of ICG. Additional information is contained in the Prospectus. Investors are urged to read both this Prospectus Supplement and the Prospectus in full. Sales of shares of ICG's Common Stock may not be consummated unless the investor has received both this Prospectus Supplement and the Prospectus.

               INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS," INCLUDING THE RISKS RELATING TO HISTORICAL AND ANTICIPATED OPERATING LOSSES AND NEGATIVE CASH FLOW, WHICH BEGINS ON PAGE 21 OF THE PROSPECTUS.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this Prospectus Supplement is December 18, 1996

                                   THE ARRANGEMENT

               On August 2, 1996, Holdings-Canada received final approval from the Ontario Court of Justice of a plan of arrangement (the "Arrangement") pursuant to which (A) the shareholders of IntelCom Group Inc. would exchange their Common Shares, no par value, for either (i) Common Stock of a new publicly traded company incorporated in the United States, namely ICG, or (ii) Class A Common Shares, no par value, of IntelCom Group Inc., and (B) IntelCom Group Inc. would change its name to ICG Holdings (Canada), Inc. The principal effect of the Arrangement is that ICG, a U.S. domiciled corporation, has become the public holding company for Holdings-Canada, and Holdings-Canada is the holding company for ICG Holdings, Inc., a Colorado corporation, formerly known as IntelCom Group (U.S.A.), Inc. ("Holdings"), and its subsidiaries (collectively, the "Company").

               Pursuant to the Arrangement, shareholders of Holdings-Canada exchanged more than 98% of their Common Shares of Holdings-Canada on a one-for-one basis for shares of Common Stock of ICG. ICG is now controlled by those former shareholders of Holdings-Canada who exchanged their Common Shares of Holdings-Canada for shares of Common Stock of ICG pursuant to the Arrangement. Holdings-Canada is now controlled by ICG, which holds in excess of 98% of the outstanding Common Shares of Holdings-Canada.

               Approval and completion of the Arrangement was announced by the Company in a press release dated August 5, 1996, which was filed as an exhibit to ICG's and Holdings-Canada's Current Report on Form 8-K dated August 2, 1996.


                                FINANCIAL INFORMATION

               The Company announced in a press release dated December 5, 1996 its results of operations for the period ended September 30, 1996. Set forth herein, in summary form, are the Company's Consolidated Statement of Operations for the three months ended September 30, 1996 and June 30, 1996 and the twelve months ended September 30, 1996 and the Company's Consolidated Balance Sheets as of September 30, 1996.

                        CONSOLIDATED STATEMENTS OF OPERATIONS
                     (FIGURES IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                 TWELVE
                                                                 MONTHS
                                       THREE MONTHS ENDED,       ENDED
                                      SEPTEMBER                SEPTEMBER
                                         30,       JUNE 30,        30,
                                        1996         1996         1996
                                      ---------    --------    ---------

           Revenue
           Telecom services           $32,162      $24,371      $87,681
           Network services            15,746       14,679       60,116
           Satellite services            5,197        5,596       21,297
           Total revenue               53,105       44,646      169,094

           Operating costs
           Telecom services           (29,306)     (22,323)     (78,705)
           Network services           (12,631)     (10,569)     (46,256)
           Satellite service           (2,728)      (2,415)     (10,292)
           Total operating costs      (44,665)     (35,307)    (135,253)

           Selling, general and
             admin.                   (21,397)     (20,546)     (76,725)
           EBITDA                     (12,957)     (11,207)     (42,884)
           Depreciation and
             amortization              (8,952)      (9,055)     (30,368)
           Operating loss             (21,909)     (20,262)     (73,252)
           Interest expense           (23,342)     (32,940)     (85,714)
           Interest income              6,868        5,957       19,300
           Other, net                  (6,039)        (466)      (9,082)
           Share of losses in joint
             ventures                    (555)        (449)      (1,814)
           Provisions for
             impairment                (9,917)           0       (9,917)
           Loss before minority
             interest and taxes       (54,894)     (48,160)    (160,479)

           Minority interest &
             preferred dividend
             on subordinated
             subsidiary preferred
 	     stock                    (3,560)     (16,561)     (25,306)
           Income tax benefit             649            0        5,131
           Cumulative effect of
             accounting change             0            0       (3,453)
           Net loss                  $(57,805)     (64,721)    (184,107)

           Loss per share              $(1.91)       (2.43)       (6.83)

           Weighted average number
             of shares outstanding     30,296       26,580       26,955

                             CONSOLIDATED BALANCE SHEETS
                                (FIGURES IN THOUSANDS)


                                                       AS OF SEPTEMBER 30,
                                                              1996
                                                       -------------------

           Assets:
            Cash, cash equivalents and short-term
             investments                                   $457,914
            Receivables                                      40,835
            Property and equipment                          383,435
             Less accumulated depreciation                  (47,298)
            Property and equipment, net                     336,137
            Other assets, net                               104,465
                Total assets                               $939,351

           Liabilities and Stockholders' Equity (Deficit):
            Accounts payable and accrued liabilities        $51,881
            Debt                                            669,784
            Capital leases                                   78,325
            Other liabilities                                 2,851
                Total liabilities                           802,841

            Minority interests                                2,780
            Redeemable preferred stock of subsidiary        153,318

            Stockholders' equity (deficit)
              Common stock                                  275,355
              Additional paid-in capital                     23,874
              Accumulated deficit                          (318,817)
                Total stockholders' equity (deficit)        (19,588)

           Total liabilities and stockholders'
            equity (deficit)                               $939,351